Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

July 29, 2025

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and six months ended June 28, 2025 and June 29, 2024, in millions of dollars except share and per share amounts.

(UNAUDITED)	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net sales	$2,480	$2,209	$4,796	$4,400
Operating income	$52	$30	$90	$10
Net earnings attributable to Seaboard	$102	$61	$134	$83

Earnings per common share	$105.22	$62.82	$138.11	$85.47
Average number of shares outstanding	969,427	971,055	970,228	971,055
Dividends declared per common share	$2.25	$2.25	$4.50	$4.50

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on August 18, 2025 to stockholders of record at the close of business on August 8, 2025.